Exhibit 10.17

MASTER LENDER AGREEMENT

This Master Lender Agreement (“Agreement”) is made on this November 3, 2025 (“Effective Date”) by and between FalconX Charlie, Inc (“Lender”), a corporation organized and existing under the laws of Delaware with its principal place of business at 1850 Gateway Drive, 6th floor San Mateo CA, 94404 US and Parataxis Holdings LLC (“Borrower”), a limited liability company organized and existing under the laws of Delaware with its principal place of business at 135 W 50th Street, Suite 200, New York, NY 10020.

Lender and Borrower are each individually, a “Party,” and collectively the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender, in its sole and absolute discretion, will lend Digital Currency or U.S. Dollars (depending on the Loaned Asset specified on the Loan Term Sheet) to Borrower, and Borrower will pay a Loan Fee and return an equivalent amount of such Digital Currency or U.S. Dollars to Lender upon the termination or maturity of the Loan.

Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.	Definitions

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a preexisting token. For the purposes of Section V, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time. A “Non-Applicable Airdrop” is an Airdrop for which the distribution of new tokens cannot be definitively calculated, such as a random distribution, a distribution to every wallet of the relevant Digital Currency, or a distribution that depends on a wallet of the relevant Digital Currency meeting a threshold requirement.

“Additional Collateral’ has the meaning set forth in Section IV(d).

“Authorized Agent’ has the meaning set forth in Exhibit A.

“Borrower” means Parataxis Holdings LLC.

“Borrower  Email’ means ed@parataxis.io;  rich@parataxis.com;  and  thejas@parataxis.io  with a copy to operations@parataxis.com.

“Business Day” means a day on which banks are open for business, in New York, New York.

“Business Hours” means between the hours of 8:00 am to 8:00 pm Eastern Standard Time on a Business Day.

“Call Option” means Lender has the option to demand immediate payment of a portion or the entirety of the Loan Balance at any time, subject to this Agreement.

“Close of Business” means 8:00 pm Eastern Standard Time.

“Collateral” is defined as set forth in Section IV(a).

“Collateral Ratio” is defined as set forth in Section IV(d).

“Collateral Refund Rate” is defined as set forth in Section IV(e).

“Digital Currency” means Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic (ETC), or Litecoin (LTC), or any digital currency that the Borrower and Lender agree upon (as specified in the Loan Term Sheet).

“Digital Currency Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Currency.

“Early Termination Fee” has the meaning ascribed to such term in Section IIl(e) herein.

“Fixed Term Loan” means a Loan with a pre-determined Maturity Date, where Borrower does not have a Prepayment Option and Lender does not have a Call Option.

“Hard Fork” means a permanent divergence in the blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an airdrop or any other event which results in the creation of a new token).

“Initial Collateral Ratio” has the meaning ascribed to such term in Section IV(d).

“Late Fee” has the meaning ascribed to such term in Section III(c) herein.

“Lender” means FalconX Charlie, Inc.

“Lender Emaif’ means: if operations, operations@falconx.io; if invoicing/billing: finance@falconx.io with a copy to operations@falconx.io.

“Loan” means a loan of Digital Currency or U.S. Dollars made pursuant to and in accordance with this Agreement and a Loan Term Sheet.

“Loan Balance” means the sum of all outstanding amounts of Loaned Assets, including New Tokens, Loan Fees, Late Fees, and any Earlier Termination Fee or Hard Fork Fees for a particular Loan.

“Loan Documents” means this Master Lender Agreement and any and all Loan Term Sheets entered into between Lender and Borrower.

“Loan Effective Date” means the date upon which a Loan is made, as specified in the Loan Term Sheet.

“Loan Fee” has the meaning ascribed to such term in Section III(a) herein.

“Loan Term Sheet’ means the agreement between Lender and Borrower on the particular terms of an individual Loan. Such Loan Term Sheet shall be memorialized either (i) in an agreement as set forth in Exhibit B, or (ii) through actions performed within Lender’s platform constituting the approval of individual loan terms and conditions and subsequently memorialized in an agreement as set forth in Exhibit B, or (iii) in a form approved by Lender and Borrower comparable therewith.

“Loaned Assets” means any Digital Currency or U.S. Dollar amount transferred in a Loan hereunder until such Digital Currency (or identical Digital Currency) or U.S. Dollar amount is transferred back to Lender hereunder in accordance with the terms herein, except that, if any new or different Digital Currency is created or split by a Hard Fork or other alteration in the underlying blockchain and meets the requirements set forth in Section V of this Agreement, such new or different Digital Currency shall be deemed to become Loaned Assets in addition to the former Digital Currency for which such exchange is made. For purposes of the return of Loaned Assets by Borrower or purchase or sale of Digital Currencies, such term shall include Digital Currency of the same quantity and type as the Digital Currency subject of the Loan, as adjusted pursuant to the preceding sentence.

“Margin Call’ has the meaning ascribed to such term in Section IV(d) herein.

“Margin Call Limit” has the meaning ascribed to such term in Section IV(d).

“Margin Call Rate” has the meaning ascribed to such term in Section IV(d).

“Margin Notification” has the meaning ascribed to such term in Section IV(d).

“Margin Notification Time Period” has the meaning ascribed to such term in Section IV(d).

“Maturity Date” means the pre-determined future date upon which a Loan becomes due in full for whatever reason.

“New Tokens” has the meaning ascribed to such term in Section V(c) herein.

“Open Loan” means a Loan without a Maturity Date where Borrower has a Prepayment Option and Lender has a Call Option.

“Prepayment Option” means the Borrower has the option to repay or return the Loaned Assets prior to the Maturity Date without incurring Early Termination Fees, subject to this Agreement and in particular Section II(c)(iii).

“Reference Exchange” means Coinbase Pro or another exchange as mutually agreed to in writing by the Lender and the Borrower.

“Refunded Collateral’ has the meaning ascribed to such term in Section IV(e).

“Request Day” has the meaning ascribed to such term in Section Il(b) herein.

“Refund Limit” has the meaning ascribed to such term in Section IV(e).

“Securities” means any tokenized assets agreed by the parties and specified in the Loan Term Sheet, including but not limited to (i) securities issued by, or unconditionally guaranteed as to the timely payment of principal and interest by, the U.S. Department of Treasury, a U.S. government agency or the European Central Bank and (ii) redeemable securities in a pooled investment fund issued and redeemed only on the basis of the fund’s net assets that are eligible under applicable regulatory requirements.

“Term” means the period from the Loan Effective Date through Termination Date.

“Term Loan with Call Option” means a Loan with a pre-determined Maturity Date where Lender has a Call Option.

“Term Loan with Prepayment Option” means a Loan with a pre-determined Maturity Date where Borrower has a Prepayment Option.

“Termination Date” has the meaning ascribed to such term in Section Il(d).

II.	General Loan Terms.

a.	Loans of Digital Currency or U.S. Dollars

Subject to the terms and conditions hereof, Borrower may, in its sole and absolute discretion, request from the Lender a Loan of a specified amount of Digital Currency or U.S. Dollars, and Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan on terms and conditions acceptable to Lender and as set forth in a corresponding Loan Term Sheet.

b.	Loan Procedure

From time to time during the term of this Agreement, during Business Hours on a Business Day (the “Request Day”), by email directed to Lender Email (or such other address as Lender may specify in writing), an Authorized Agent of Borrower may request from Lender a Loan of a specific amount of Digital Currency or U.S. Dollars (a “Lending Request”). Provided Lender receives such Lending Request prior to 3:00 pm Eastern Standard Time, Lender shall by email directed to Borrower Email (or such other address as Borrower may specify in writing) inform Borrower whether Lender agrees to make such a Loan on such Business Day. If Lender fails to accept a Lending Request prior to Close of Business on the Request Day, such Lending Request shall be deemed to have been denied by Lender.

As part of its Lending Request, Borrower shall provide the following proposed terms:

i.	whether U.S. Dollars or Digital Currency, and if Digital Currency, the type of Digital Currency being requested;

ii.	the amount of Digital Currency or U.S. Dollars being requested;

iii.	whether the Loan is to be a Fixed Term Loan, a Term Loan with Prepayment Option, a Term Loan with a Call Option or an Open Loan;

iv.	the required Loan Effective Date;

v.	the Collateral;

vi.	the Initial Collateral Ratio;

vii.	the Margin Call Limit;

viii.	the Refund Limit; and

ix.	the Maturity Date (for all Loans other than an Open Loan).

If Lender agrees to make a Loan in accordance with Borrower’s proposed terms and the Borrower has delivered to and the Lender has received the Collateral required pursuant to the terms herein, Lender shall commence transmission to either (x) the Borrower’s Digital Currency Address the amount of Digital Currency, or (y) Borrower’s bank account by bank wire the amount of U.S. Dollars, as applicable, as such Digital Currency Address or bank wire instruction is set forth in the Lending Request on or before Close of Business on the Request Day.

The specific and final terms of a Loan shall be memorialized within the applicable Loan Term Sheet, which shall be delivered and executed after the final terms of a Loan are agreed to and prior to the delivery of the Loaned Assets. In the event of a conflict of terms between this Master Lender Agreement and a Loan Term Sheet, the terms in the Loan Term Sheet shall govern.

c.	Loan Repayment Procedure

i.	Loan Repayment

Unless otherwise specified in subsections (ii) and (iii) below, upon the earlier of the Maturity Date, the Recall Delivery Day, or the Redelivery Day (as defined below) for a Loan (the “Repayment Date”), Borrower shall repay the entirety of the Loan Balance to Lender by Close of Business on the Repayment Date. If Lender has not provided to Borrower the Lender’s Digital Currency Address (if the Loaned Assets is Digital Currency) or the Lender’s bank wire details (if the Loaned Asset is U.S. Dollars) for receiving the repayment of a Loan by Close of Business on the day prior to the Repayment Date then such Loan will become an Open Loan on such Repayment Date and no additional Loan Fees shall be accrued after the Maturity Date or the Redelivery Day.

ii.	Call Option

For Term Loans with a Call Option (or an Open Loan), Lender may during Business Hours during any Business Day (the ”Recall Request Day”) demand repayment of a portion or the entirety of the Loan Balance (the “Recall Amount”). Within such request, Lender shall notify Borrower that it is exercising its Call Option by email to Borrower’s Email. Borrower will then have until Close of Business on the third (3rd) Business Day after the Recall Request Day (each a “Recall Delivery Day”) to deliver the Recall Amount to the Lender.

In the event of a Call Option where Lender demands repayment of only a portion of any given Loan, Borrower shall repay such portion of the Loan on the Recall Delivery Day and the remaining portion of the Loan on the earlier of the Maturity Date or the subsequent Recall Delivery Day.

iii.	Prepayment Option

For Open Loans and Term Loans with Prepayment Option, Borrower may notify Lender during Business Hours of Borrower’s intent to repay the Loan prior to the Maturity Date or a Recall Delivery Day, as may be applicable, without being subject to Early Termination Fees as set forth in Section III(e) herein. Lender’s exercise of its Call Option shall also not be subject to Early Termination Fees as set forth in Section III(e). Borrower shall provide such notice at least one Business Day prior to the date on which the B01TOwer will repay all or a portion of the Loan (the “Redelivery Day”). Borrower’s exercising of its Prepayment Option shall not relieve it of any of its obligations herein, including without limitation its payment of outstanding Loan Fees and Late Fees.

In the event the Borrower repays only a portion of the Loan Balance, Borrower shall repay the remaining portion of the Loan Balance on the earlier of the Maturity Date, Recall Delivery Day, or subsequent Redelivery Day.

d.	Termination of Loan

A Loan will terminate upon the earlier of (the “Termination Date”):

i.	the Maturity Date;

ii.	the repayment of the Loan Balance by Borrower prior to the Maturity Date;

iii.	the occurrence of an Event of Default by Borrower as defined in Section VII and notice thereof being delivered to Borrower; however, Lender shall have the right in its sole discretion to waive any Event of Default by Borrower upon terms and conditions acceptable to Lender in its sole discretion; or

iv.	five (5) Business Days following Borrower’s receipt of notice, in the event that the Loaned Assets constituting Digital Currency is reasonably determined by Lender, in good faith, to be: (I) considered a security, swap, derivative, or other similarly-regulated financial instrument or asset by any regulatory authority; or (2) the Loan or the Agreement is reasonably determined by Lender to be in material violation of any pending, or enacted law or regulation.

Nothing in the forgoing shall cause, limit, or otherwise affect the Term and termination of this Agreement except as specified in Section XXIV.

In the event of termination of a Loan, any Loaned Assets shall be redelivered immediately and any Loan Fees, Late Fees, and Early Termination Fees or any other amounts due and owing hereunder shall be payable immediately to the appropriate party specified herein. Upon Lender’s receipt of the Loaned Assets and all other amounts owing to it hereunder, the Lender shall deliver the Collateral to the Borrower in accordance with Section IV(g).

e.	Redelivery in an 11liquid Market

If (i) the seven-day average daily trading volume across Coinbase Pro, Kraken and Bitstamp (collectively, the “Liquidity Exchanges”) for the applicable Digital Currency (as measured against the 30-day average daily trading volume of the applicable Digital Currency on the Loan Effective Date) has decreased by ninety percent (90%) or more or (ii) the Digital Currency ceases to be listed on any of the Liquidity Exchanges (the duration of either event herein designated, the “Illiquid Period”), Borrower may repay the Loan in U.S. Dollars equal to the volume-weighted average price of the Digital Currency on the Liquidity Exchanges (measured at 4:00 pm Eastern Standard Time) (the “Illiquid Market Spot Rate”) during the 11liquid Period, up to a maximum of 30 days.

If all of the Liquidity Exchanges limit or suspend withdrawals or transactions in the Digital Currency on the Maturity Date, the Recall Delivery Day, or the Redelivery Day, whichever applicable, the requirement for the Borrower to return the Digital Currency shall be temporarily suspended, without penalty or default, including without limitation the incurring of additional Loan Fees, until such time that one of the Liquidity Exchanges allow the resumption of withdrawals and transactions in the Digital Currency.

III.	Loan Fees and Transaction Fees.

a.	Loan Fee

Unless otherwise agreed, Borrower agrees to pay Lender a financing fee on each Loan (the “Loan Fee”). When a Loan is executed, the Borrower will be responsible to pay the Loan Fee as agreed to herein and annualized in the relevant Loan Term Sheet and subject to change if thereafter agreed by Borrower and Lender. Except as Borrower and Lender may otherwise agree, Loan Fees shall accrue from and include the date on which the Loaned Assets are transferred to Borrower to the date on which such Loaned Assets are repaid in their entirety to Lender in accordance with the terms herein. For any Loan, the minimum Loan Fee shall be the Loan Fee that would accrue for one day.

Lender shall calculate any Loan Fees owed on a daily basis of a 365-day year for the actual number of days elapsed and provide Borrower with the calculation upon request. The Loan Fee will be calculated off all outstanding portions of the Loaned Assets. The Loan Fee is payable monthly by Borrower in arrears or as otherwise agreed in the applicable Loan Term Sheet.

Lender may reduce the Loan Fee by taking into account any minimum fees paid by Borrower under any FalconX Direct Market Access User Agreement executed between the Borrower and the Lender or its parent or its affiliates.

b.	Origination Fee

For certain Loans, Lender may charge Borrower a fee (the “Origination Fee”) to be paid at the time the Collateral is delivered to Lender. If an Origination Fee applies to a Loan, the Loan Term Sheet shall set forth the amount of the Origination Fee and whether the Origination Fee is to be paid in U.S. Dollars or in a Digital Currency.

c.	Late Fee

Following the occurrence and continuation of an Event of Default by Borrower, for each calendar day in excess of the Maturity Date or the Recall Delivery Day (whichever is applicable) in which Borrower has not returned the entirety of the Loaned Assets or failed to timely pay any outstanding Loan Fee in accordance with the terms herein, Borrower shall incur an additional fee (the “Late Fee”) equal to one percent (1%) per annum (calculated daily) on all outstanding portions of the Loaned Assets and Loan Fees which remain outstanding. If a Late Fee is imposed under this Section III(c) due to an event that would constitute an Event of Default by Borrower under Section VII, the imposition of a Late Fee by the Lender does not constitute a waiver of its right to declare an Event of Default for the same event.

d.	Payment of Loan Fees and Late Fees

Unless otherwise agreed, any Loan Fee, Late Fee, Early Termination Fee or any other amounts payable hereunder shall be paid by Borrower to Lender with five (5) Business Days after receipt of an invoice from Lender setting out the amounts of the outstanding fees, or (ii) the date such amounts become due upon termination of all Loans following an Event of Default. An invoice for Loan Fees and any Late Fees (the “Invoice Amount”) shall be sent out on the first Business Day of the month and shall include any Loan Fees, Late Fees, and Early Termination Fees incurred and outstanding during the previous month. Failure of Lender to timely send an invoice in accordance with the preceding sentence shall not be considered a default hereunder nor shall it relieve Borrower of its obligation to pay any amounts then due and owing. The Loan Fee, Late Fees, and Early Termination Fees shall be payable, unless otherwise agreed by the Borrower and Lender in the Loan Term Sheet, whether U.S. Dollars or Digital Currency on the same blockchain and of the same type that was loaned by the Lender during the Loan.

Notwithstanding the foregoing, in all cases, all Loan Fees, Late Fees, and Early Termination Fees shall be payable by Borrower immediately upon Lender’s written notice to Borrower the occurrence of an Event of Default by Borrower in accordance with Section VII and VIII.

e.	Early Termination Fees

If specified in the applicable Loan Term Sheet, for Fixed Term Loans and Term Loans with Call Options, if Borrower returns the Loaned Assets prior to the Maturity Date, Borrower shall pay to Lender a fee equal to twenty percent (20%) of the Loan Fee (or such other amount set forth in the applicable Loan Term Sheet) that would have accrued from the date of the repayment until the Maturity Date of the Loan (the “Early Termination Fee”). The Early Termination Fee is due and payable with the repayment of the Loaned Assets. The Early Termination Fee shall not apply if Borrower returns the Loaned Assets to Lender in the event of a Hard Fork or if Lender moves up the Maturity Date to an earlier date by exercising a Call Option.

f.	Taxes and Fees

Neither Borrower nor Lender shall have any liability to the other party for any taxes due under this Agreement.

IV.	Collateral Requirements

a.	Collateral

Borrower, as security for the obligations hereunder, hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the first Loaned Assets under this Agreement to Borrower. Unless otherwise agreed by the parties, or modified in the Loan Term Sheet or as set forth below, and subject to the Account Control Agreement, Borrower shall provide, as security for its obligations under this Agreement, collateral in an amount of U.S. Dollars, Digital Currency or Securities (such choice at the sole discretion of the Lender) to be determined and agreed upon by the Borrower and Lender (“Collateral”) and memorialized using the Loan Term Sheet. Borrower shall, prior to or concurrently with the transfer of the Loaned Assets to Borrower, but in no case later than the Close of Business on the day of such transfer, transfer to Lender the agreed upon Collateral.

For the avoidance of doubt, immediately following the confirmation of the repayment of the Loaned Assets at the termination of a Loan, Lender shall return to Borrower the same amount and type of Collateral that was deposited, net of any Additional Collateral or Margin Call adjustments. If a Hard Fork occurs, resulting in the creation of New Tokens while Lender is holding such Digital Currency as Collateral and the New Token Criterion is satisfied, Lender shall return the New Tokens to Borrower in addition to the Collateral and Additional Collateral upon the termination of a Loan. If a Hard Fork occurs resulting in the creation of New Tokens and the New Token Criterion is not satisfied, Lender shall have no obligation to return any New Tokens to Borrower.

Any and all obligations of Borrower to transfer any Collateral pursuant to this Agreement shall be deemed to be fully satisfied upon the execution and delivery of the Account Control Agreement and Borrower’s transfer of any such required Collateral to the Anchorage Digital Bank NA or other custodian identified by Borrower (the “Borrower Custodian”) pursuant to a first-priority Account Control Agreement or similar agreement entered into by Lender, Borrower and the Borrower Custodian (the ”Account Control Agreement”).

b.	Use of Collateral

Notwithstanding anything to the contrary in this Agreement, the Collateral transferred by Borrower to Lender, as adjusted herein, shall be security for Borrower’s obligations in respect of such Loan and any other obligations it may have under the Loan Term Sheet (collectively, the “Obligations”). Borrower, as security for the Obligations, hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned Assets by Lender to Borrower and which shall cease upon (i) the return of the Loaned Assets by Borrower to Lender; and (ii) satisfaction of all Obligations by Borrower to Lender. Subject to the Account Control Agreement, during the term of the Loan, Borrower agrees and affirms Lender’s entitlement to the Collateral for the purpose of security for the Loans.

c.	Loan and Collateral Transfer

If Lender transfers Loaned Assets to Borrower and Borrower does not transfer Collateral to Lender as provided in Section IV(a), Lender shall have the absolute right to the return of the Loaned Assets; and if Borrower transfers Collateral to Lender, as provided in Section IV(a), and Lender does not transfer the Loaned Assets to Borrower, Borrower shall have the absolute right to the return of the Collateral.

d.	Margin Calls

Unless otherwise agreed between the parties, during the term of any Loan, the following “Collateral Ratio” shall be applied to such Loan: A/B where A = the total value of Collateral held with the Lender and B = the value of the Loaned Asset. The Collateral Ratio shall be measured against a threshold value specified in the applicable Loan Term Sheet (the “Margin Call Limit”). If the Collateral Ratio drops below the Margin Call Limit, the Lender shall have the right to require the Borrower by way of a margin call (each a “Margin Call”) to provide the Lender with additional Collateral (the “Additional Collateral”) to cause the Collateral Ratio to be equal to the value listed in the Loan Term Sheet (the “Initial Collateral Ratio”). The value of the Loaned Assets and the Collateral comprised of Digital Currency shall be measured on the spot rate published on the Reference Exchange, or if the Collateral is comprised of Securities, based on the value of such Securities, as determined by Lender (such rate, the “Margin Call Rate”). The Collateral shall always be valued in U.S. Dollars and shall be subject to a haircut or discount determined at the sole discretion of the Lender as specified in the respective Loan Term Sheet (“Collateral Haircut”).

If Lender requires Borrower to contribute Additional Collateral, it shall send an email notification (the” Margin Notification”) to the Borrower Email that sets forth: (i) the value of the Loaned Assets, (ii) the value of the Collateral, (iii) the Margin Call Rate, if applicable, and (iv) the amount of Additional Collateral required based on the Collateral Ratio or, if applicable, the Margin Call Rate. Borrower shall have twenty-four 24 hours from the time such Margin Notification is delivered to the Borrower Email (the “Margin Notification Time Period”), to (x) respond and send payment to Lender in accordance with subsection (f) below, or (y) respond that the Required Collateral Ratio has once again been obtained. If Lender agrees by email that Borrower’s response according to (y) above is correct, then no other action is required by Borrower. If Lender fails to agree by email with Borrower’s response in accordance with (y) by Close of Business that same day, such shall be deemed as Lender’s rejection of Borrower’s response and a re-statement of Lender’s original demand for Borrower to contribute Additional Collateral.

Upon Lender’s rejection of Borrower’s response to the Margin Notification, to the Borrower Email, Borrower shall make immediate payment of Additional Collateral as set forth in Section IV(f) below. Failure to provide Additional Collateral, or failure by Borrower to respond to the Margin Notification, shall give Lender the option to declare an Event of Default under Section VII below.

Notwithstanding anything in this Section, the value of the Collateral, which is subject to Collateral Haircut, must at all times be above a threshold limit of 105% of the value of the Loaned Asset unless otherwise specified and agreed to by the Party’s in the applicable Loan Term Sheet (the “Default Limit”). If the Collateral drops below the Default Limit, the Lender shall have the option to declare an Event of Default under Section VII.

Borrower acknowledges that its obligations under this Section continue regardless of Lender’s request for Additional Collateral and Borrower’s acceptance or rejection of the same. Borrower agrees that it is its responsibility to monitor its Collateral and to assure that it is equal to or higher than the applicable Margin Call Limit and Default Limit. Borrower agrees that Lender may, automatically and without prior notice, liquidate or otherwise convert the Collateral, in its sole judgment and discretion, determines that the amount of Collateral supporting the position is insufficient to satisfy the Default Limit of 105% or otherwise specified in a Loan Term Sheet.

Borrower acknowledges that its obligations hereunder, including those in this Section IV, continue regardless of Lender’s request for Additional Collateral and Borrower’s acceptance or rejection of the same.

e.	Refund of Collateral

If during the term of a Loan the Collateral Ratio increases such that the Collateral Ratio is higher than the value specified in the Loan Term Sheet (the “Refund Limit”) for a continuous period of thirty (30) days or more, the Borrower shall have the right to require the Lender to return an amount of Collateral (the “Refunded Collateral”) such that the Collateral Ratio is equal to the Initial Collateral Ratio. The value of the Loaned Assets and the Collateral comprised of Digital Currency shall be measured by the spot rate published on the Reference Exchange, and the value of the Collateral comprised of Securities shall be based on the value of such Securities, as determined by the Lender (the “Collateral Refund Rate”). Lender shall deliver the Refunded Collateral to Borrower within two Business Days by delivery of written notice to Borrower Custodian pursuant to the Account Control Agreement, if applicable, or otherwise by returning the Refunded Collateral to a bank account designated by Borrower or, where the Refunded Collateral is Digital Currency, into an applicable Digital Currency Address on the behalf of Borrower.

f.	Payment of Additional Collateral

Any and all obligations of Borrower to satisfy a Margin Call pursuant to this Agreement shall be deemed to be fully satisfied upon Borrower’s transfer of the full amount of the Additional Collateral requested by Lender to the Borrower Custodian pursuant to the Account Control Agreement, if applicable. Borrower may, in its sole discretion, elect to that payment of the Additional Collateral shall be made by bank wire to the account, or if applicable the Digital Currency Address, specified in the Loan Term Sheet or by a return of the amount of Loaned Assets necessary to obtain the Required Collateral Ratio. For any return of Loaned Assets made in accordance with this Section, Borrower is still responsible for payment of any Early Termination Fees that apply to the particular Loan.

g.	Return of Collateral

Upon Borrower’s repayment of the Loan and any other amounts owing hereunder and acceptance by Lender of the Loaned Assets into Lender’s Digital Currency Address, with such delivery being confirmed on the relevant Digital Currency blockchain ten times, Lender shall initiate the return of Collateral within three Business Days by delivery of written notice to Borrower’s Custodian pursuant to the Account Control Agreement, if applicable, or otherwise to a bank account designated by Borrower or, where Digital Currency or Securities is Collateral, into an applicable Digital Currency Address on the behalf of Borrower.

V.	Hard Fork

a.	Notification

In the event of a public announcement of a future Hard Fork or an Airdrop in the blockchain for any Loaned Assets or Collateral, Lender shall provide email notification to Borrower.

b.	No Immediate Termination of Loans Due to Hard Fork

In the event of a Hard Fork in the blockchain for any Loaned Assets or an Airdrop, any outstanding Loans will not be automatically terminated. Borrower and Lender may agree, regardless of Loan type, either (i) to terminate the Loan without any penalties on an agreed upon date or (ii) for Lender to manage the Hard Fork on the behalf of Borrower. If the Lender manages the Hard Fork on behalf of Borrower, Borrower shall return the Loaned Assets to Lender two business days prior to the scheduled Hard Fork or Airdrop. Lender shall not be obligated to return any Collateral to the Borrower during the period in which Lender manages the Loaned Assets on the behalf of Borrower. Lender shall fork the Loaned Assets, and following the Hard Fork shall return to Borrower the Loaned Assets but not any New Tokens (as defined below). For any whole days in which Lender manages the Loan Digital Currency pursuant to this section, the Loan Fee for those days shall not accrue. Nothing herein shall relieve, waive, or otherwise satisfy Borrower’s obligations hereunder, including without limitation, the return of the Loaned Assets at the termination of the Loan and payment of accrued Loan Fees, which includes the per diem amounts for days on which Borrower transfers Digital Currency to Lender and Lender transfers said Digital Currency back to Borrower pursuant to this section.

c.	Lender’s Right to New Tokens

Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork in the Digital Currency protocol or an Applicable Airdrop (the “New Tokens”) if any two of the following four conditions are met (the “_New Token Criterion”):

•	Hash Power: the average hash power mining the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least five percent (5%) of the hash power mining the Loaned Assets on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 days preceding the Hard Fork).
•	Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least five percent (5%) of the average market capitalization of the Loaned Assets (defined as the total value of the Loaned Assets) (calculated as a 30-day average on such date).
•	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least one percent (1%) of the average 24-hour trading volume of the Loaned Assets (calculated as a 30-day average on such date).
•	Wallet Compatibility: the New Token is supported by either BitGo wallets or Curv wallets within 30 days of the Hard Fork or Applicable Airdrop.

For the above calculations, the source for the relevant data on the Digital Currency hash power, market capitalization, and 24-Hour trading volume will be blockchain.info (or, if blockchain.info does not provide the required information, bitinfocharts.com, and if neither provides the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the hash power of the New Token will be bitinfocharts.com (or, if bitinfocharts.com does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

If the Hard Fork or Applicable Airdrop meets the criteria above, Borrower will have up to sixty (60) days from the Hard Fork or Applicable Airdrop to transfer the New Tokens to Lender. If sending the New Tokens to Lender is burdensome, upon Lender’s written agreement with Borrower, Borrower can reimburse Lender for the value of the New Tokens by either (i) a one-time payment in the same Loaned Assets transferred as a part of the Loan reflecting the amount of the New Tokens owed using the spot rate determined by Lender in its reasonable discretion at the time of said repayment, or (ii) returning the borrowed Digital Currency so that Lender can manage the split of the underlying digital tokens as described in Section IV(b) above. Alternatively, subject to Lender’s written agreement, the parties may agree to other methods of making Lender whole for Borrower’s failure to transfer New Tokens to Lender. In all cases, Borrower will be solely responsible for payment of additional costs incurred by any transfer method other than returning the New Tokens to Lender, including but not limited to technical costs, third party fees, and tax obligations for the transaction, including but not limited to a tax gross-up payment. For the avoidance of doubt, if Borrower returns a Loan to Lender prior to the 30th day following a Hard Fork, Borrower’s obligations under this Section V shall continue for any New Tokens that meet the criteria in this subsection (c) for such Loan on the 30th day following the Hard Fork. Lender’s rights to New Tokens as set forth in this Section shall survive the termination of the relevant Loan, return of the Loaned Assets, and termination of this Agreement. If Borrower fails to transfer the New Tokens to Lender, or provide alternative compensation to Lender as agreed to in accordance with this subsection, within sixty (60) days from the Hard Fork or Applicable Airdrop, such failure will be considered an Event of Default in accordance with Section VII(b), and Borrower shall incur an additional fee (the ”Hard Fork Fee”) equal to ten percent (10%) (annualized, calculated daily) of all outstanding portions of the Loaned Digital Currencies and Loan Fees. Lender’s charging of the Hard Fork Fee does not constitute a waiver of its right to declare an Event of Default for the same event.

VI.	Representations and Warranties.

The parties to this Agreement hereby make the following representations and warranties, which shall continue during the term of this Agreement and any Loan hereunder:

a.	Each party hereto (individually, a “Party”, collectively the “Parties”) represents and warrants that (i) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (ii) it has taken all necessary action to authorize such execution, delivery and performance, and (iii) this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.

b.	Each Party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan, any Digital Currency, Collateral, or funds received or provided hereunder.

c.	Each Party hereto represents and warrants that it is acting for its own account.

d.	Each Party hereto represents and warrants that it is a sophisticated party and fully familiar with the inherent risks involved in the transactions contemplated in this Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of the Loaned Assets, and voluntarily takes full responsibility for any risk to that effect.

e.	Each Party represents and warrants that it is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any applicable laws.

f.	Each Party represents and warrants there are no proceedings pending or, to its knowledge, threatened, which could reasonably be anticipated to have any adverse effect on the transactions contemplated by this Agreement or the accuracy of the representations and warranties hereunder or thereunder.

g.	Each Party represents and warrants that to its knowledge the transactions contemplated in this Agreement are not prohibited by law or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and that it has necessary licenses and registrations to operate in the manner contemplated in this Agreement.

h.	Lender represents and warrants that it has, or will have at the time of the loan of any Digital Currency, the right to lend such Loaned Assets subject to the terms and conditions hereof, free and clear of all liens and encumbrances.

i.	Subject to the Account Control Agreement, Borrower represents and warrants that it has, or will have at the time of return of any Loaned Assets, the right to transfer such Loaned Assets subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Agreement.

j.	Subject to the Account Control Agreement, Borrower represents and warrants that it has, or will have at the time of transfer of any Collateral, the right to grant a first priority security interest in said Collateral subject to the terms and conditions hereof.

VII.	Default

It is further understood that any of the following events shall constitute an event of default hereunder with respect to the applicable party, and shall be herein referred to as an “Event of Default” or “Events of Default”:

a.	the failure of the Borrower to return any and all Loaned Assets and any New Tokens as defined by Section V when due hereunder and the applicable Loan Term Sheet, Borrower shall have one (1) Calendar Day to cure such default;

b.	the failure of Borrower to pay any and all Loan Fees, Late Fees, or Early Termination Fees when due hereunder and the applicable Loan Term Sheet, or to remit any New Tokens or pay any Hard Fork Fee in accordance with the terms herein shall constitute an immediate Event of Default hereunder; provided, however, that if the failure to pay relates to a final, full payment of fees that requires the delivery of a corresponding final invoice by Lender, the Event of Default shall not arise until the sixth (6th) Calendar Day following Borrower’s receipt of such invoice;

c.	the failure of either Party to transfer Collateral or Additional Collateral, as required herein, however, a Party shall have one (1) Calendar Day to cure such default with such period starting with the Margin Notification; except for instances where the Collateral Ratio falls below the Default Limit, which Borrower shall have no additional time in which to cure;

d.	a material default by either Party in the performance of any of the other agreements, conditions, covenants, provisions or stipulations contained in this Agreement, (other than as set forth above) and Borrower’s failure to cure said material default within five (5) Calendar Days;

e.	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings that are instituted by or against the Borrower and are not be dismissed within thirty (30) Calendar Days of the initiation of said proceedings;

f.	any representation or warranty made by either Party in any of the Loan Documents that proves to be incorrect or untrue in any material respect as of the date of making or deemed making thereof however, to the extent capable of cure, a party shall have one (1) Calendar Day to cure such default.

g.	Any material or intentional misrepresentation by the Borrower regarding the Borrower’s financial status, business activities, or any other material aspect affecting the Borrower’s creditworthiness or ability to satisfy its obligations under this Agreement.

VIII.	Remedies

a.	Upon the occurrence and during the continuation of any Event of Default by Borrower, the Lender may, at its option: (1) declare the entire Loan Balance outstanding for any Loan hereunder immediately due and payable upon written notice to Borrower; (2) terminate this Agreement and any Loan upon written notice to Borrower; (3) subject to the Account Control Agreement, transfer any Collateral from the collateral account to Lender’s operating account necessary for the payment of any nonpayment, liability, obligation, or indebtedness created by this Agreement or by Lender in furtherance of its performance hereunder, and solely in respect of Loaned Assets consisting of Digital Assets, including but not limited to using the Collateral to purchase the relevant Digital Currency to replenish Lender’s supply of the relevant Digital Currency or selling any Collateral in a relevant market for such Digital Currency; (4) solely with respect to Loaned Assets consisting of Digital Assets, purchase on Lender’s own account a like amount of Loaned Assets in a relevant market for such Digital Currency and then collect from Borrower amounts expended by Lender for such purchase; (5) exercise its rights under Section XII herein; or (6) [reserved] (7) exercise all other rights and remedies available to the Lender hereunder, under applicable law, or in equity; provided, that upon any Event of Default by Borrower pursuant to Section VII as to a particular Loan, the entire Loan Balance then outstanding hereunder shall automatically become and be immediately due and payable.

b.	On the occurrence of any Event of Default by Borrower under this Agreement and any and all Loans made pursuant to this Agreement shall be terminated immediately and become due and payable, and Lender shall have immediate right to the Collateral to the fullest extent permitted herein and by law.

c.	Solely with respect to Loaned Assets consisting of Digital Assets, in the event that the purchase price of any replacement Digital Currency pursuant to Section VIII (a)(3) & (a)(4) above exceeds the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon in the amount of ten percent (10%) or as modified in the Term Sheet. As security for Borrower’s obligation to pay such excess, Lender shall have, and Borrower hereby grants, a security interest in any property of Borrower then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. The purchase price of replacement Digital Currency purchased under this Section shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expense related to such purchase or sale (as the case may be). In the event Lender exercises its rights under this Section, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the replacement Digital Currencies or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of replacement Digital Currencies or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source.

d.	To the extent that the Loans are now or hereafter secured by property other than the Collateral, or by the guarantee, endorsement or property of any other person, then upon an Event of Default by Borrower, Lender shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender’s rights hereunder.

e.	In connection with the exercise of its remedies pursuant to this Section VIII, Lender may (1) exchange, enforce, waive or release any portion of the Collateral or Loans in favor of the Lender or relating to any other security for the Loans; (2) apply such Collateral or security and direct the order or manner of sale thereof as the Lender may, from time to time, determine; and (3) settle, compromise, collect or otherwise liquidate any such Collateral or security in any manner following the occurrence of an Event of Default by Borrower, without affecting or impairing the Lender’s right to take any other further action with respect to any Collateral or security or any part thereof.

f.	In addition to its rights hereunder, the non-defaulting Party shall have any rights otherwise available to it under any other agreement or applicable law.

g.	LIMITATION OF LIABILITY; EACH OF BORROWER AND LENDER EXPRESSLY UNDERSTANDS AND AGREES THAT THE OTHER PARTY AND SUCH OTHER PARTY’S AFFILIATES AND SERVICE PROVIDERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, JOINT VENTURERS, EMPLOYEES, AND REPRESENTATIVES WILL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY DAMAGES, OR DAMAGES FOR LOSS OF PROFITS INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF GOODWILL, USE, DATA, OR OTHER INTANGIBLE LOSSES (EVEN IF LENDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, RESULTING FROM LENDER’S OR BORROWER’S, AS APPLICABLE, ACTIONS OR INACTIONS PURSUANT TO THIS AGREEMENT.

IX.	Rights and Remedies Cumulative.

No delay or omission by the Lender in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of the Lender stated herein are cumulative and in addition to all other rights provided by law, in equity.

X.	Survival of Rights and Remedies.

All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Assets or Collateral, and termination of this Agreement.

XI.	Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Digital Currency or upon the occurrence of any Event of Default by Borrower in Section VII hereunder, Borrower shall, upon demand, pay to Lender all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs, broker fees, and technology costs incurred by the Lender in connection with the enforcement of its rights hereunder.

XII.	Governing Law; Dispute Resolution.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, United States, without giving effect to the principles of conflicts of law thereof. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled solely and exclusively by binding arbitration in New York, New York, United States administered by JAMS. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: (a) one arbitrator, who shall be a retired judge, shall be chosen by JAMS; (b) each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity.

XIII.	Confidentiality.

a.	Each Party to this Agreement shall hold in confidence all proprietary information provided by the other Party in connection with this Agreement and the transactions contemplated hereby (collectively, “Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this Section XIII, (ii) in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, and its and their respective officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

b.	Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section XIII.

c.	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

d.	The provisions of this Section XIII will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party, including, as may be necessary or desirable in connection with any public filings under U.S. or foreign securities laws and regulation; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure. Notwithstanding the foregoing, Lender may disclose the other Party’s Confidential Information without notice pursuant to a written request by a governmental agency or regulatory authority as may be required by any filings or disclosure required by applicable law.

e.	The obligations with respect to Confidential Information shall survive for a period of one (I) year from the termination of this Agreement. Notwithstanding anything in this agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this Section XIII; provided, however, that the confidentiality obligations of this Section XIII shall survive with respect to the Retained Confidential Information for so long as such information is retained.

XIV.	Notices

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by Express or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a Party may designate in accordance herewith), or to the respective address set forth below:

Lender:

Name: FalconX Charlie, Inc

Address: 1850 Gateway Dr, 6th floor - San Mateo CA 94404 US

Attn: Legal Team

Email: legal@falconx.io, with a copy to operations@falconx.io

Borrower:

Name: Parataxis Holdings LLC

Address: 135 W 50th Street, Suite 200, New York, NY 10020

Attn: Edward Chin, Richard Lee and Thejas Nalval (c/o Parataxis Capital Management LLC)

Email: ed@parataxis.io, rich@parataxis.com, thejas@parataxis.io with a copy to operations@parataxis.com

Either Party may change its address by giving the other Party written notice of its new address as herein provided.

XV.	Modifications.

All modifications or amendments to this Agreement or any Term Sheet shall be effective only when reduced to writing and signed by both parties hereto. Such modifications or amendments may be made through additional language included in a Loan Term Sheet.

XVI.	Single Agreement

Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries, and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the “Defaulting Party”) in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting Party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

XVII.	Entire Agreement.

This Agreement, each exhibit referenced herein, and all Loan Term Sheets constitute the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understandings and agreements. Nothing in this Section XVII shall be construed to conflict with or negate Section XVI above.

XVIII.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the prior written consent of the Lender (such consent to not be unreasonably withheld). Lender may assign this Agreement or any rights or duties hereunder to any of its affiliates upon notice to Borrower, but may not assign to any other third party without the Borrower’s prior written consent (such consent not to be unreasonably withheld). Notwithstanding the foregoing, in the event of a change of control of Lender or Borrower, prior written consent shall not be required so long as such Party provides the other Party with written notice prior to the consummation of such change of control. For purposes of the foregoing, a “change of control” shall mean a transaction or series of related transactions in which a person or entity, or a group of affiliated (or otherwise related) persons or entities acquires from stockholders of the Party shares representing more than fifty percent (50%) of the outstanding voting stock of such Party. Neither this Agreement nor any provision hereof, nor any Exhibit hereto or document executed or delivered herewith, or Loan Term Sheet hereunder, shall create any rights in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, any and all claims and liabilities against the Lender or Borrower, as applicable, arising in any way out of this Agreement are only the obligation of the Lender or Borrower, respectively, and not any of their respective parents or affiliates. The Parties agree that none of the Lender’s or Borrower’s parents or affiliates shall have any liability under this Agreement nor do such related entities guarantee any of the Lender’s or Borrower’s, as applicable, obligations under this Agreement.

XIX.	Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

XX.	Counterpart Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by email or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

XXI.	Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Borrower and Lender.

XXII.	No Waiver.

The failure of or delay by either Party to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by both parties.

XXIII.	Indemnification.

The Borrower shall indemnify and hold harmless the Lender, or any of its parents or affiliates, and each of the foregoing’s respective directors, officers, contractors and employees (each, an “Indemnified Party”) from and against any and all third party claims, demands, losses, expenses and liabilities of any and every nature (including attorneys’ fees of the Party choosing to defend against any such claims, demands, losses, expenses and liabilities) that it may sustain or incur or that may be asserted against it arising out of the lending or borrowing of Digital Currency or U.S. Dollars under this Agreement, except for any and all claims, demands, losses, expenses and liabilities arising out of or relating to such Indemnified Party’s bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of each Party, its successors and assigns, notwithstanding the termination of this Agreement.

XXIV.	Term and Termination.

Subject to Section VII (Remedies), the Term of this Agreement shall commence on the date hereof and continue unless either Party provides written notice of its intention to terminate this Agreement to the other Party on no less than thirty (30) days’ notice, in which case this Agreement shall terminate on the date specified by such party in such notice of termination, provided that if there are any Loans outstanding at the time either Party sends a notice of termination pursuant to this Section XXIV, such termination of this Agreement will not be effective until all Loans are terminated and repaid in full in accordance with the terms herein.

Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement, all accrued and unpaid fees and other amounts hereunder shall be due and payable immediately.

XXV.	No Reliance.

Except as expressly set forth in this Agreement, each Party acknowledges that it is entering into this Agreement based solely upon its own investigation and evaluation, and not in reliance upon any statement, representation, warranty, or agreement of the other Party except those specifically included in this Agreement. Each Party acknowledges that no representation or warranty not specifically contained in this Agreement has been made by or on behalf of the other Party.

Each Party further acknowledges that it has had such opportunity as it deems necessary to independently verify the information contained herein, and to seek advice from its own legal, tax, and business advisors and such other experts as it has deemed necessary in connection with its decision to enter into this Agreement.

To the extent that, prior to the execution of this Agreement, either Party has received or may receive information from the other Party, that Party understands and agrees that it is not relying on any such information in deciding to engage in this transaction, unless such information is expressly incorporated into this Agreement.

XXVI.	Miscellaneous.

Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders where necessary and appropriate. This Agreement is solely for the benefit of the Parties and their respective successors and assigns, and no other person or entity shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that the Agreement and any Lending Request are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

XXVII.	Perfection and Security Interest.

Borrower shall take at its own expense all such actions that may be necessary that Lender may reasonably request so as at all times to maintain the validity, perfection, enforceability and first priority of Lender’s security interest in and lien on the Collateral and to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral subject to any Account Control Agreement, including, but not limited to, (i) promptly discharging all liens on the Collateral other than Lender’s security interest or any other liens permitted by this Agreement and (ii) executing and delivering financing statements, control agreements, security agreements, custody agreements, instruments of pledge, notices and assignments, in each case, in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest in and lien on the Collateral under the UCC or other applicable law. Borrower hereby authorizes Lender to file against Borrower one or more financing, continuation or amendment statements pursuant to the UCC (or its equivalent), in each case, in the appropriate jurisdiction and in form and substance satisfactory to Lender.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the Effective Date.

Lender:		Borrower:

FalconX Charlie, Inc.		Parataxis Holdings LLC

By:	/s/ Matthew Whaley	By:	/s/ Edward Chin
Name:	Matthew Whaley	Name:	Edward Chin
Title:	Treasurer	Title:	Manager

EXHIBIT A

Authorized Agents. The following are authorized to deliver Lending Requests on behalf of Borrower in accordance with Section II hereof:

Name: Edward Chin

Email: ed@parataxis.io

Name: Richard Lee

Email: rich@parataxis.com

Borrower may change its Authorized Agents by notice given to Lender as provided herein.

EXHIBIT B

LOAN TERM SHEET

This Lender Agreement dated ________________________________ (the “Loan Effective Date”) between FalconX Charlie, Inc (“Lender”) and _____________________________________________________________________________ (“Borrower”) [select A or B: (A) supersedes the following preceding term sheet(s) between the parties dated as of: [List specific term sheets by date]; (B) is made in addition to any prior term sheets without superseding them], and incorporates all of the terms of the Master Lender Agreement between Lender and Borrower on__________________as per the following specific terms:

Lender:	FalconX Charlie, Inc.

Borrower:

Loaned Assets:

Loan Fee:

Loan Type:

Maturity Date:

Collateral:

Initial Collateral Ratio:

Margin Call Limit:

Default Limit:

Refund Limit:

FalconX Charlie, Inc.

By:	By:
Name:	Name:
Title:	Title: